CSP Inc and Subsidaries               Exhibit
                      Computation of Per Share earnings           11.1
[CAPTION]

                          Three  Months Ended  Nine Months ended
                           May 29,   May 30,   May 29,   May 30,
                            1998      1997      1998      1997

  Net Income ( Loss ) Per Common Share - ( Basic)

   Net Income ( Loss )          $449   ($427)     $1,052    ($418)


Average common shares           2,950    2,674      2,755     2,664
outstanding


Reported net income per      $0.15   ($0.16)      $0.38   ($0.16)
common share



   Net Income ( Loss )Per Common Share - ( Dilute)

Net Income ( Loss )           $449   ($427)     $1,052    ($418)


Average common shares        2,950    2,674      2,755     2,664
outstanding

Add: Net additional             27       10         64        18
common shares upon
exercise of stock options


  Adjusted average common    2,977    2,684      2,819     2,682
       shares outstanding


    Net income per common    $0.15   ($0.16)      $0.37   ($0.16)
  share  ( Full Diluted )




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